Exhibit 10.3

Operating Agreement

of
Hardy Storage Company, LLC

Dated as of November 12, 2004

The Membership Interests represented by this Agreement have been acquired for investment and were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities laws of any state. Membership Interests may not be sold, pledged, hypothecated, or otherwise transferred at any time except (i) in accordance with the restrictions contained in this Agreement, as amended from time to time, and (ii) pursuant to an effective registration statement or exemption from registration under the Securities Act and any applicable state securities laws.

Operating Agreement
of
Hardy Storage Company, LLC

Table of Contents

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions
1.2 Construction.

2. FORMATION AND PURPOSE OF THE COMPANY.

2.1 2.2 2.3 2.4 2.5 2.6 2.7 2.8	Formation. Name. Registered Office, Registered Agent. Offices. Purposes. Foreign Qualification. Term. No State Law Partnership.

3. MEMBERSHIP; DISPOSITION OF INTERESTS.

3.1 3.2 3.3 3.4	Initial Members. Restrictions on the Disposition of an Interest. Additional Members. Limit on Encumbrances.

4. COVENANTS, REPRESENTATIONS AND WARRANTIES; INFORMATION.

4.1 4.2 4.3 4.4 4.5 4.6 4.7 4.8 4.9 4.10 4.11 4.12	Commitment to Construct the Facilities.
Development of a Modification.
Commitment to Construct a Modification.
General Representations and Warranties.
Regulatory Status.
Governmental Applications.
Information.
Liability to Third Parties.
Withdrawal.
Lack of Authority.
Reasonable and Necessary Efforts.
No Personal Gain to Members.

5. CAPITAL CONTRIBUTIONS.

5.1 Pre-Execution Date Expenditures.
5.2 Required Capital Contributions.
5.3 Failure of a Member Other than Operator’s Affiliate to Make Required Capital Contributions.

5.4 5.5 5.6 5.7 5.8	Failure of the Affiliate of Operator to Make a Required Capital Contribution. Loans. Voluntary Contributions. Return of Contributions. Capital Accounts.

6. ALLOCATIONS AND DISTRIBUTIONS.

6.1 6.2 6.3 6.4	Allocations of Profits and Losses. Tax Allocations. Withholding. Distributions.

7. MANAGEMENT.

7.1 7.2 7.3 7.4 7.5 7.6 7.7 7.8	Voting by Members and Management Committee.
Removal, Resignation and Replacement of Managers.
Meetings by the Management Committee.
Action by Written Consent or Telephone Conference.
Compensation.
Operating Budgets.
Financing Committee.
Conflicts of Interest.

8. OPERATION OF THE FACILITIES.

8.1 Operator.

9. INDEMNIFICATION.

9.1 9.2 9.3 9.4 9.5 9.6 9.7 9.8 9.9	Right to Indemnification. Advance Payment. Indemnification of Agents. Indemnification by the Members. Appearance as a Witness. Nonexclusivity of Rights. Insurance. Member Notification. Savings Clause.

10. TAXES.

10.1 10.2 10.3 10.4	Tax Returns. Tax Status. Tax Matters. Tax Elections.

11. BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS.

11.1 11.2 11.3 11.4 11.5 11.6 11.7 11.8 11.9 11.10 11.11	Maintenance of Books and Records.
Accounting Basis.
Financial Reports.
Fiscal Year.
Record of Capital Accounts.
Other Notices.
Governmental Reports.
Cost of Preparing and Distributing Reports.
Accounts.
Annual Field Performance Review.
Annual Stored Natural Gas Inventory Integrity Analysis.

12. INSPECTION.

12.1 Inspection of Facilities and Records.

13. BANKRUPTCY OF A MEMBER.

13.1 Bankrupt Members.

14. DISSOLUTION, LIQUIDATION, AND TERMINATION.

14.1 14.2 14.3 14.4	Dissolution. Liquidation and Termination. Deficit Capital Accounts. Articles of Termination.

15. GENERAL PROVISIONS.

15.1 15.2 15.3 15.4 15.5 15.6 15.7 15.8 15.9 15.10 15.11 15.12 15.13 15.14 15.15	Offset.
Notices.
Entire Agreement.
Effect of Waiver or Consent.
Amendment or Modification.
Binding Effect.
Specific Performance and Injunctive Relief.
Governing Law; Severability.
No Third Party Beneficiaries.
Creditors.
Further Assurances.
Notice to Members of Provisions of this Agreement.
Press Releases.
Counterparts.
Repurchase Rights under Section 4.1.2 (xiii).

Appendix A – Articles of Organization
Appendix B – Sharing Ratios
Appendix C – Description of Initial Facilities
Appendix D – Pre-Execution Date Expenditures
Appendix E – Phase I Capital Budget
Appendix F – Phase II Capital Budget
Appendix G – Phase III Capital Budget
Appendix H – CO&M Agreement

Appendix I – Corporation Documents

1. DEFINITIONS AND CONSTRUCTION.

The terms defined in this Section 1 shall, for all purposes of this Agreement, have the meanings set forth below:

1.1 Definitions

1.1.1.	“Act” means the West Virginia Uniform Limited Liability Company Act, as amended, or any successor or replacement statute.

1.1.2.	“Additional Necessary Regulatory Approvals” means all Authorizations (but excluding Authorizations of a nature not customarily obtained prior to commencement of construction of facilities similar to the Modification in question) as may be required in connection with (a) the ownership, construction and operation of a Modification and (b) the receipt, injection, storage, withdrawal or delivery of the natural gas in connection with such Modification.

1.1.3.	“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)	such Capital Account shall be deemed to be increased by any amounts that such Member is obligated to restore to the Company (pursuant to this Agreement or otherwise) or is deemed to be obligated to restore pursuant to (i) the sentence that on the Execution Date appears as the penultimate sentence of Treasury Regulations Section 1.704-2(g)(1), or (ii) the sentence that on the Execution Date appears as the penultimate sentence of Treasury Regulations Section 1.704-2(i)(5); and

(b)	such Capital Account shall be deemed to be decreased by the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

1.1.4.	“Affiliate” means with respect to a Member, any Person which is (a) a Parent of a Member; or (b) a corporation as to which a majority of the voting securities are (directly or through any number of wholly-owned subsidiaries) owned by a Member or a Parent of such Member.

1.1.5.	“AFUDC” means allowance for funds used during construction as determined in accordance with the FERC’s Uniform System of Accounts.

1.1.6. “Agreement” is defined in the Preamble.

1.1.7.	“Articles of Organization” means the Articles of Organization filed with the West Virginia Secretary of State pursuant to the Act on March 12, 2004 and attached to this Agreement as Appendix A.

1.1.8.	“Authorizations” means all licenses, certificates, permits, orders, approvals, determinations and authorizations from Governmental Authorities having jurisdiction.

1.1.9.	“Available Interest” means all or any portion of a Membership Interest of which a Member wishes to Dispose.

1.1.10.	“Business Day” means a day, other than Saturday or Sunday, on which commercial banks are open for the transaction of business in New York, New York.

1.1.11.	“Capital Account” means a book account to be established and maintained by the Company for each Member as computed from time to time in accordance with the capital account maintenance rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv) and the following provisions:

(a)	to each Member’s Capital Account there shall be credited (i) such Member’s Capital Contributions, (ii) such Member’s distributive share of Profits and any items in the nature of income or gain that are allocated to such Member pursuant to Section 6.1, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any asset of the Company distributed to such Member;

(b)	to each Member’s Capital Account there shall be debited (i) the amount of money and the Gross Asset Value of any asset of the Company distributed to such Member, (ii) such Member’s distributive share of Losses and any items in the nature of expenses or losses which are allocated to such Member pursuant to Section 6.1, and (iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any asset contributed by such Member to the Company;

(c)	in the event that any Membership Interest is Disposed of or transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Membership Interest involved; and

(d)	in determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Management Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulations, the Management Committee may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Section 14 hereof upon the dissolution of the Company.

1.1.12.	“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the Membership Interest held by such Member pursuant to the terms of this Agreement.

1.1.13.	“Capital Defaulting Member” means a Member who fails to make any required Capital Contribution to the Company when due (including without limitation any Loan in lieu of a Capital Contribution as determined by the Management Committee).

1.1.14.	“Capital Non-Defaulting Member” means any Member who has made all of its Capital Contributions to the Company when due (including without limitation any Loan in lieu of a Capital Contribution as determined by the Management Committee).

1.1.15.	“Certificate” means the certificate(s) of public convenience and necessity to be issued by the FERC pursuant to the FERC Application.

1.1.16.	“Certified Public Accountants” means the firm of nationally recognized independent certified public accountants selected from time to time by the Operator on behalf of the Company pursuant to Section 7.1.4 of this Agreement.

1.1.17.	“Code” means the Internal Revenue Code of 1986, as amended, or any successor or replacement statute.

1.1.18. “Columbia Hardy” means Columbia Hardy Corporation, a Delaware corporation.

1.1.19. “Company” is defined in the preamble to this Agreement.

1.1.20.	“Company Minimum Gain” means the same as the term “partnership minimum gain” in Section 1.704-2(b)(2) and (d) of the Treasury Regulations.

1.1.21.	“CO&M Agreement” means the Construction, Operation and Maintenance Agreement between the Company and the Operator.

1.1.22.	“Confidential Information” means the unique and specific information about the Facilities, this Agreement, a Member, the Company, rate strategies or marketing strategies that is not generally available to the public and, in case of a Member or the Company, that such Member or the Company has designated as confidential. Upon the filing of the FERC Application, the terms and conditions of this Agreement and any information about the Facilities disclosed in the FERC Application (except for any terms and conditions or information for which confidential treatment may have been requested and not refused by the FERC) shall be deemed to be generally available to the public and shall not be considered Confidential Information.

1.1.23.	“Customer” means a Person who has entered into a Service Agreement with the Company (or, where applicable, a precedent agreement relating thereto) for the receipt, injection, storage, withdrawal and delivery of natural gas by means of the Facilities.

1.1.24.	“Default Rate” means an interest rate equal to the lesser of (a) two percent (2%) per annum over the prime rate of Wachovia Bank, N.A. (or its successor) as of the date on which the default began, or (b) the maximum interest rate allowed for this purpose pursuant to West Virginia law.

1.1.25.	“Depreciation” means, for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or part thereof, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, the depreciation, amortization, or other cost recovery deduction for such Fiscal Year or part thereof shall be an amount which bears the same ratio to such Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or part thereof bears to such adjusted tax basis.

1.1.26.	“Dispose, Disposing or Disposition” means a sale, assignment, transfer, exchange or other disposition (including, without limitation, by operation of law), or the acts thereof.

1.1.27.	“Estimated Cost of Modification” means, with respect to any Modification, an estimate determined by the Operator of the total costs and expenses, including without limitation AFUDC, to be borne by the Operator or the Company for the (a) acquisition, planning, design, engineering, financing, administration, construction, start-up, operation and maintenance of such Modification, and (b) securing all Authorizations required for the foregoing.

1.1.28. “Execution Date” means November 12, 2004.

1.1.29.	“Facilities” means the Initial Facilities together with any and all Modifications.

1.1.30.	“FERC” means the Federal Energy Regulatory Commission or any commission, agency or other governmental body succeeding to the powers of such commission.

1.1.31.	“FERC Application” means the documents pursuant to which application for a certificate(s) of public convenience and necessity is made to FERC by the Company for authority to construct, own, lease and operate the Initial Facilities and to receive, inject, store, withdraw and deliver natural gas by means of the Initial Facilities.

1.1.32.	“Financing Commitment” means the agreements between one or more financial institutions or other Persons and the Company or the Financing Corporation pursuant to which such financial institutions or other Persons agree, subject to the conditions set forth therein, to lend money to, or purchase securities of, the Company or the Financing Corporation, the proceeds of which shall be used to finance all or a portion of the Facilities.

1.1.33.	“Financing Committee” means the committee of Member representatives established pursuant to Section 7.7.

1.1.34.	“Financing Corporation” means a corporation or trust wholly owned by the Company that may be organized for the purpose of issuing securities, the proceeds from which are to be advanced directly or indirectly to the Company to finance all or a portion of the Facilities.

1.1.35.	“Fiscal Year” means the fiscal year adopted by the Company from time to time.

1.1.36.	“GAAP” means generally accepted accounting principles as applied in the United States of America.

1.1.37.	“Governmental Authority” means any court, agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit, whether federal, state, parish, county, district, municipality, city, political subdivision or otherwise, domestic or foreign, whether now or hereafter in existence.

1.1.38.	“Gross Asset Value” means, with respect to any asset of the Company, the adjusted tax basis of such asset as of the relevant date for federal income tax purposes, except as follows:

(a)	the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as determined by the Management Committee;

(b)	the Gross Asset Values of all Company assets (including intangible assets such as goodwill) shall be adjusted to equal their respective gross fair market values (taking into account Section 7701(g) of the Code) as determined by the Management Committee as of the following times:

(i)	the acquisition after the date hereof of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution;

(ii)	the distribution by the Company to a Member of more than a de minimis amount of money or Company property as consideration for a Membership Interest in the Company; and

(iii)	the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

provided that an adjustment pursuant to clauses (i) and (ii) above shall be made only if the Management Committee reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(c)	the Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking into account Section 7701(g) of the Code) of such asset on the date of distribution as determined by the Management Committee;

(d)	the Gross Asset Values of all Company assets (including intangible assets such as goodwill) shall be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are required to be taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (d) of the definition of “Profits” and “Losses” provided that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Management Committee determines that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and

(e)	if the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (b) or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses and other items allocated pursuant to Section 6.1 of this Agreement.

1.1.39.	“Initial Facilities” means the real, personal, mixed and contractual property (whether tangible or intangible) to be owned and operated by the Company for the receipt, injection, storage, withdrawal and delivery of natural gas, all as more fully described in Appendix C (not including any Modification but including any changes in size, design capacity and location as may be approved by the Members prior to the issuance of the Certificate).

1.1.40. “Initial Members” has the meaning set forth in Section 3.1.

1.1.41.	“In-Service Date” means the date on which the Initial Facilities have been constructed and placed in service.

1.1.42. “Loan” means any loan made by a Member to the Company.

1.1.43. “Losses” has the meaning set forth in Section 1.1.70.

1.1.44.	“Manager” means the individual designated by a Member as its representative on the Management Committee.

1.1.45.	“Management Committee” means the management committee through which the Members shall manage the Company’s business in accordance with this Agreement.

1.1.46.	“Member” means any Person executing this Agreement on the Execution Date or who is hereafter admitted to the Company as a Member as provided in this Agreement, but does not include any Person who has ceased to be a Member of the Company.

1.1.47.	“Membership Interest” means all of a Member’s rights in the Company, including, without limitation, the Member’s share of Profits and Losses of the Company, the right to receive distributions of the Company’s assets, any right to vote, and any right to participate in the management of the Company.

1.1.48.	“Member Nonrecourse Debt” means the same as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

1.1.49.	“Member Nonrecourse Debt Minimum Gain” means the same as the term “partner nonrecourse debt minimum gain” in Section 1.704-2(i)(2) and (3) of the Treasury Regulations.

1.1.50.	“Member Nonrecourse Deductions” means the same as the term “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.

1.1.51.	“Member Transferee” means any Member who has directly or indirectly received its Membership Interest through a Disposition from another Member.

1.1.52.	“Modification” means any additions or modifications to the Facilities approved after the issuance of the Certificate installed (a) to modify, improve, expand or increase the design capacity or scope of the Facilities or any portion thereof (except in connection with customary maintenance) or (b) to provide a new point of delivery or receipt of natural gas for the Facilities.

1.1.53.	“Necessary Regulatory Approvals” means all Authorizations (but excluding Authorizations of a nature not customarily obtained prior to commencement of construction of storage facilities similar to the Initial Facilities) as may be required in connection with (a) the construction and operation of the Initial Facilities, (b) the formation of the Company, and (c) the receipt, injection, storage, withdrawal and delivery of natural gas under the Service Agreements.

1.1.54.	“Non-Offering Member” means a Member who is not attempting to Dispose of an Available Interest.

1.1.55.	“Offering Member” means a Member who desires to Dispose of an Available Interest other than to an Affiliate.

1.1.56.	“Offer Notice” means a written notice from an Offering Member to all Non-Offering Members stating the terms for the proposed Disposition of the Available Interest and the Offering Member’s intent to Dispose of the Available Interest on such terms.

1.1.57.	“Offer Period One” means the thirty (30) calendar day period following the Non-Offering Member’s receipt of an Offer Notice.

1.1.58.	“Offer Period Two” means the thirty (30) calendar day period following the expiration of Offer Period One.

1.1.59.	“Operating Budget” means an annual operating budget and related operating plan, which shall include, for each Fiscal Year, one and three year projections showing (a) projected capital expenditures of the Company, (b) projected working capital and reserves that will be maintained or funded, (c) projected revenues, (d) projected operating expenses broken down in reasonable detail satisfactory to the Management Committee and the Members, (e) projected general and administrative expenses of the Company, (f) projected capitalization and indebtedness of the Company and the debt service payable thereon, and (g) all significant assumptions used to make such projections.

1.1.60.	“Operator” means Columbia Gas Transmission Corp., a Delaware corporation, and any of its successors or assigns, pursuant to the CO&M Agreement.

1.1.61.	“Original Transferring Member” means the Member from whom a Member Transferee directly or indirectly received its Membership Interest.

1.1.62.	“Parent” means any Person who directly or indirectly owns more than fifty percent (50%) of the outstanding voting stock of a Member.

1.1.63.	“Person” means an individual, a trust, an estate, a domestic corporation, a foreign corporation, a professional corporation, a partnership, a limited partnership, a limited liability company, a foreign limited liability company, an unincorporated association, or another entity.

1.1.64.	“Phase I Capital Budget” means the capital budget for the period from the Execution Date until the filing of the FERC Application, as set forth in Appendix E.

1.1.65.	“Phase II Capital Budget” means the capital budget for the period from the filing of the FERC Application to the issuance of the Certificate as set forth in Appendix F.

1.1.66.	“Phase III Capital Budget” means the capital budget for the period from the issuance of the Certificate to the In-Service Date, including (a) the costs of restoration activities and settlements with landowners, whether or not incurred prior to the In-Service Date and (b) the costs associated with purchasing base gas for the Facility during the three-year period following the In-Service Date, as set forth in Appendix G.

1.1.67.	“Piedmont Hardy” means Piedmont Hardy Storage Company, LLC, a North Carolina limited liability company.

1.1.68.	“Pre-Execution Date Expenditures” means expenditures made and costs incurred by any Member or any of its Affiliates prior to the Execution Date, if approved by the Members pursuant to Section 5 if required to be so approved, including, but not limited to, expenditures made in the course of activities reasonably related to preparing this Agreement, the CO&M Agreement with regard to the Company’s interest in that agreement, the precedents agreements, and other agreements related to the formation of the Company, marketing, planning and designing the Facilities, acquiring rights of way, preparing the FERC Application and obtaining the Necessary Regulatory Approvals. Pre-Execution Expenses include only internal and external expenditures, including legal fees, made and costs incurred on behalf of the Company, including the preparation and review of the above-referred to agreements by counsel for the initial Members, and do not include any internal and external expenditures made or costs incurred by a Member or any of its Affiliates for the purpose of (i) evaluating the Member’s investment in the Company or its use of any services to be provided by the Company, (ii) obtaining the permission of any Governmental Authority or other Person to participate as a Member or as a subscriber of any such services, or (iii) any other expenditures made or costs incurred by a Member or its Affiliates for the benefit of a Member and not for the direct benefit of the Company.

1.1.69.	“Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative.

1.1.70.	“Profits” and “Losses” mean, for each Fiscal Year or part thereof, the taxable income or loss, if any, of the Company for such Fiscal Year determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income), with the following adjustments (without duplication):

(a)	any income of the Company that is exempt from federal income tax shall be added to such taxable income or loss;

(b)	any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as such pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss;

(c)	in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset solely for purposes of computing Profits and Losses;

(d)	gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the property disposed of, rather than the adjusted tax basis of such property;

(e)	in lieu of the depreciation, amortization or other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or part thereof, computed in accordance with the definition of Depreciation; and

(f)	to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required to be taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of the asset and shall be taken into account for purposes of computing Profits and Losses.

1.1.71.	“Purchase Notice” means a written notice given with the approval of a majority of the Capital Non-Defaulting Members to any Capital Defaulting Member that the Capital Non-Defaulting Members intend to purchase the entire Capital Defaulting Member’s Membership Interest.

1.1.72.	“Regulatory Allocations” means the allocations set forth in Sections 6.1.2(a)-(g) of this Agreement.

1.1.73.	“Service Agreements” means the service agreement(s) by and between the Company and the Customers for the receipt, injection, storage, withdrawal and delivery of natural gas by means of the Facilities.

1.1.74.	“Sharing Ratio” means with respect to any Member, the fraction (expressed as a percentage) set forth on Appendix B, as such fraction may be adjusted pursuant to any other Section of this Agreement (including without limitation, Sections 4.1, 5.3 and 15.15.).

1.1.75.	“Supermajority Vote” means the affirmative vote of those Members representing not less than seventy-five percent (75%) of the Sharing Ratios of all Members.

1.1.76.	“Tax Matters Partner” means the same as that term in Section 6231(a)(7) of the Code and is Columbia Hardy.

1.1.77.	“Treasury Regulations” means the Treasury Regulations issued and in effect under the Code, as may be amended from time to time.

1.2 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. All references to Sections refer to sections of this Agreement (unless the context clearly indicates otherwise), and all references to Appendices are to Appendices attached to this Agreement, each of which is made a part hereof for all purposes.

2. FORMATION AND PURPOSE OF THE COMPANY.

2.1 Formation. The Company has been organized as a West Virginia limited liability company by the filing of the Articles of Organization pursuant to the Act with the West Virginia Secretary of State.

2.2 Name. The name of the Company is “Hardy Storage Company, LLC.”

2.3 Registered Office, Registered Agent. The registered agent and office shall be as set forth in the Articles of Organization or as subsequently designated by the Company, subject to the requirements of the Act.

2.4 Offices. The principal offices of the Company shall be at such place as the Members may from time to time determine. Notice of any change in such offices shall be given to each Member by the Management Committee. The Company may have such other offices as the Members may designate from time to time.

2.5 Purposes. The purposes of the Company shall be to plan, design, develop, construct, own, lease and provide for the operation and maintenance of the Facilities and conduct such business activities that are necessary or incidental in connection therewith.

2.6 Foreign Qualification. To the extent required by law, the Members shall cause the Company to qualify to transact business in any jurisdictions in which such qualification may be required. At the request of the Management Committee, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions.

2.7 Term. The Company commenced on March 12, 2004 and shall continue in existence until the latest date on which the Company is to dissolve as may be provided in the Articles of Organization or until such earlier date as the Company may be dissolved as provided in this Agreement.

2.8 No State Law Partnership. The Members intend that (a) the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture other than for federal or state income tax purposes, (b) no Member or Manager shall be a partner or joint venturer of any other Member or Manager as a result of this Agreement for any purposes other than federal and state tax purposes, and (c) this Agreement shall not be construed to suggest otherwise.

3. MEMBERSHIP; DISPOSITION OF INTERESTS.

3.1 Initial Members. The initial Members of the Company are Columbia Hardy and Piedmont Hardy.

3.2 Restrictions on the Disposition of an Interest.

3.2.1.	Supermajority Vote. Except as specifically provided below in this Section 3.2, a Disposition of a Membership Interest shall not occur without a Supermajority Vote of the Members. Any attempted Disposition of a Membership Interest, or a part thereof, other than in accordance with Section 3.2 shall be null and void ab initio.

3.2.2.	Transfer to an Affiliate. Notwithstanding any other provisions of Section 3.2, a Member may Dispose of its entire Membership Interest without the consent of the other Members if the Disposition of the entire Membership Interest is to a single Affiliate of such Member.

3.2.3. Transfers Generally.

(a)	Subject to Section 3.2.4, if a Member wishes to Dispose of an Available Interest to a Person other than an Affiliate of the Member, the following procedures shall apply. After receiving a bona fide purchase offer from such Person for the Available Interest, the Offering Member holding the Available Interest shall send an Offer Notice to all Non-Offering Members.

(b)	Each Non-Offering Member shall have the first right, exercisable by giving written notice to all Members during Offer Period One to purchase a pro rata portion of the entire Available Interest, based on the respective Sharing Ratios of all Non-Offering Members.

(c)	If at least one, but less than all, of the Non-Offering Members exercises its respective purchase right during Offer Period One, each of the Non-Offering Members who exercised such right shall have the further right, exercisable by giving written notice to all Members during Offer Period Two, to purchase a pro rata portion of the entire remaining Available Interest, based on the respective Sharing Ratios of those Non-Offering Members who actually exercise such purchase right.

(d)	If a Member elects to purchase an Available Interest or portion thereof pursuant to Section 3.2.3(b) or (c), but does not receive Authorization to purchase all of the Available Interest or portion thereof, then such Member shall be allowed to purchase the maximum amount of the Available Interest which it is permitted to purchase hereunder and under such Authorization, and the portion of such Available Interest which such Member is unable to purchase shall be purchased by the other Non-Offering Members in accordance with Section 3.2.3(c).

(e)	Any purchase under the preceding paragraphs shall occur on the terms and conditions set forth in the bona fide offer, except as set forth below. At closing, each purchasing Member shall make a cash payment for its proportionate amount of the total purchase price for the Available Interest, which total price shall be equal to the product of (x) the price set forth in the bona fide offer and (y) 90%. Closing on all purchases shall occur on a date and at the location mutually agreed by the purchasing Non-Offering Members, but shall be no later than thirty (30) calendar days after the later of (x) the expiration of Offer Period Two, or (y) the date the last Authorization was obtained. If any Member who purchases an Available Interest at the price provided in this Section 3.2.3(e) shall sell any interest within twelve (12) months of the closing of such purchase at a price greater than the price paid for such Available Interest, it shall pay to the original Offering Member from whom such Available Interest was purchased such amount of the excess of the subsequent purchase price over the purchase price paid to the original Offering Member as necessary to enable the original Offering Member to receive 100% of the price set forth in the bona fide offer to the original Offering Member.

(f)	If for any reason as a result of this process, the Non-Offering Members do not agree to purchase the entire Available Interest, then the Offering Member shall be free to complete the Disposition of the entire Available Interest to the Person making the bona fide offer on the terms and conditions thereof. If the Disposition to the Person making the bona fide offer is not consummated within ninety (90) calendar days after the later of (x) the expiration of Offer Period Two, or (y) the date the last Authorization was obtained, such Disposition by the Offering Member shall not be made without again complying with the procedures of this Section 3.2.3.

3.2.4. Transfers by Member Transferees.

(a)	Notwithstanding the terms of Section 3.2.3, if a Member Transferee wishes to Dispose of an Available Interest to a Person other than its Affiliate, the following procedures shall apply. After receiving a bona fide purchase offer from such Person, the Member Transferee shall give an Offer Notice to the Original Transferring Member. The terms of this Section 3.2.4 shall not apply if the Original Transferring Member is no longer a Member of the Company.

(b)	Upon receipt of the Offer Notice, the Original Transferring Member shall have the first right, exercisable by giving written notice to all Members within thirty (30) calendar days after receipt of the Offer Notice, to purchase the entire Available Interest. Any decision by the Original Transferring Member not to exercise this right shall not limit its rights under the following provisions.

(c)	If the Original Transferring Member does not give written notice to exercise its purchase right as provided in Section 3.2.4(b), the Disposition shall be subject to the procedures in Section 3.2.3, but Offer Period One will be deemed to have commenced on the expiration of the period during which the Original Transferring Member’s right to purchase the Available Interest expired.

3.2.5.	Change in Control. If (a) Piedmont Hardy shall cease to be controlled directly or indirectly by Piedmont Natural Gas Company, Inc. or (b) Columbia Hardy shall cease to be controlled directly or indirectly by Columbia Energy Group or (c) any other Member shall cease to be controlled directly or indirectly by the same Persons who control it as of the date of that Member’s admission to the Company, then Piedmont Hardy, Columbia Hardy or such other Member, as the case may be, shall provide written notice thereof to each of the other Members. On or before the expiration of the thirty (30) day period after the required notice is received by the other Members, such other Members shall have the option to buy the Membership Interest of the Member affected by the change of control at a purchase price equal to the balance in that Member’s Capital Account on the date the option is exercised, according to the procedures set forth in Section 3.2.3 above. If more than one of such other Members wishes to exercise such option, they shall exercise such option on the same date and share in such purchase on a pro rata basis based on their respective Sharing Ratios. This paragraph shall not apply to a change in control that results from the merger or consolidation of a Parent of a Member with another corporation or the sale of all or substantially all of the assets of such Parent if, in each such case, (a) such Parent shall not have been formed for the principal purpose of directly or indirectly controlling the Member, (b) the Membership Interest does not represent substantially all of the assets of such Parent, and (c) either (i) such Parent shall be the continuing corporation and shall continue to directly or indirectly control the Member, or (ii) the successor corporation (if other than such Parent) shall be a corporation organized and existing under the laws of the United States of America or a state thereof or the District of Columbia and such successor corporation shall continue to be in substantially the same business as such Parent.

3.2.6.	General Admission Requirements. No Person (who is not already a Member) shall be admitted to the Company as a Member, whether through issuance of a Membership Interest by the Company or Disposition of a Membership Interest by a Member, unless all of the following occur: (a) such Person executes this Agreement, makes any required Capital Contributions in full, and provides all information reasonably requested by the Company in connection with its identity and the terms of any Disposition of a Membership Interest to such Person; (b) such issuance or Disposition of a Membership Interest is registered under the Securities Act of 1933, as amended, and any applicable state securities laws, or the Company receives an opinion from the Company’s legal counsel, satisfactory to the Company in form and substance, confirming that such issuance or Disposition is exempt from registration under those laws; and (c) the Company receives an opinion from the Company’s legal counsel, satisfactory to the Company in form and substance, confirming that such issuance or Disposition would not result in the termination of the Company for tax or other purposes. The Company may waive the requirements of an opinion from legal counsel, or may limit the scope and subject matter of such opinion, based upon the determination of the Management Committee.

3.2.7.	Reimbursement Upon Admission. The Member effecting a Disposition and any Person admitted to the Company in connection therewith shall pay, or reimburse the Company for, all costs incurred by the Company in connection with the Disposition or admission (including, without limitation, the legal fees incurred in connection with the legal opinions referred to in Section 3.2.6) on or before the 30th day after the receipt by such Member or transferee of the Company’s invoice for the amount due. If payment is not made by the date due, the Person owing that amount shall pay interest on the unpaid amount from the date due at the Default Rate.

3.3 Additional Members. Any Person who receives a Membership Interest pursuant to Section 3.2.2, 3.2.3, or 3.2.4 shall be admitted to the Company as a Member upon consummation of such transfer. Except as set forth in the previous sentence, no Person shall be admitted to the Company as a Member, and Membership Interests shall not be created or issued for such purpose, unless such admission is approved by the Supermajority Vote of all then existing Members and is followed by compliance with Section 3.2.6. Any admission shall become effective only after the new Member has executed and delivered to the other Members a document including the new Member’s notice address, its agreement to be bound by this Agreement and its representation and warranty that the representations and warranties in Section 4.4 are true and correct with respect to the new Member.

3.4 Limit on Encumbrances. Except as may be required by the lenders in connection with the Financing Commitment, each Member shall be prohibited from pledging, granting a security interest in, or otherwise encumbering its Membership Interest or granting any option or contingent right of purchase with respect thereto, whether in whole or in part, without the prior written approval of the Members by Supermajority Vote.

4. COVENANTS, REPRESENTATIONS AND WARRANTIES; INFORMATION.

4.1 Commitment to Construct the Facilities.

4.1.1.	By executing this Agreement, the Members are (a) agreeing to file the FERC Application, (b) approving and agreeing to fund the Phase I Capital Budget, (c) approving and agreeing to fund the Phase II Capital Budget, and (d) approving the Phase III Capital Budget. No later than March 15, 2005, the Initial Members shall vote on whether the Company should file the FERC Application as an entity taxed for federal income tax purposes as (x) a partnership under Sub-Chapter K of the Internal Revenue Code and the Treasury Regulations relating thereto or (y) a corporation under Sub-Chapter C of the Internal Revenue Code and the Treasury Regulations relating thereto.

(i)	If both of the Initial Members agree to file the FERC Application as an entity taxed as a partnership, then the Company will file the FERC application in that manner.

(ii)	Unless both of the Initial Members agree to file the FERC Application as an entity taxed as a partnership, then the Members agree to reform the Company as a corporation and to adopt and execute the documents attached to this Agreement as Appendix I and the Company will file the FERC Application as a corporation and the CO&M Agreement will be amended to substitute the name of the corporate entity for the name of the Company.

4.1.2.	Not less than ten (10) days prior to the date specified in the FERC’s regulations for acceptance of the Certificate (whether as a result of an original order or an order on rehearing), the Initial Members shall vote on whether the Company shall (a) accept the Certificate and commit to construct the Initial Facilities, (b) seek rehearing of the order issuing the Certificate and, nevertheless, commit to construct the Initial Facilities, (c) seek rehearing of the order issuing the Certificate without committing to construct the Initial Facilities, or (d) reject the Certificate.

(i)	If both of the Initial Members vote to accept the Certificate and commit to construct the Initial Facilities, such vote shall also be a vote to fund the Phase III Capital Budget.

(ii)	If Columbia Hardy votes to accept the Certificate and commit to construct the Initial Facilities and Piedmont Hardy votes to seek rehearing of the FERC order issuing the Certificate but begin or continue construction of the Initial Facilities, such vote shall be considered a vote to fund the Phase III Capital Budget, and the Company will seek rehearing of the FERC order issuing the Certificate and begin or continue construction of the Initial Facilities.

(iii)	If Columbia Hardy votes to accept the Certificate and commit to construct the Initial Facilities and Piedmont Hardy votes to seek rehearing of the FERC order issuing the Certificate and delay construction of the Initial Facilities, Columbia Hardy shall have the option (which must be exercised within seven (7) days of such vote) to either (a) agree to seek rehearing and delay construction of the Initial Facilities pending a decision of the FERC on the petition for rehearing or (b) to purchase Piedmont Hardy’s Membership Interest for an amount equal to 100% of the Piedmont Capital Account on the date of the vote.

(iv)	If Columbia Hardy votes to accept the Certificate and commit to construct the Initial Facilities and Piedmont Hardy votes to reject the Certificate for good cause, then Columbia Hardy shall be obligated to purchase Piedmont Hardy’s Membership Interest for an amount equal to 100% of the Piedmont Capital Account on the date of the vote. If Piedmont Hardy votes to reject the Certificate other than for good cause, then Piedmont Hardy will be deemed to have surrendered its Membership Interest to the Company for no consideration.

(v)	If Piedmont Hardy votes to accept the Certificate and commit to construct the Initial Facilities and Columbia Hardy votes to seek rehearing of the FERC order issuing the Certificate but begin or continue construction of the Initial Facilities, such vote shall be considered a vote to fund the Phase III Capital Budget, and the Company will seek rehearing of the FERC order issuing the Certificate and begin or continue construction of the Initial Facilities.

(vi)	If both Columbia Hardy and Piedmont Hardy vote to seek rehearing but begin construction, such vote shall be considered a vote to fund the Phase III Capital Budget, and the Company will seek rehearing of the FERC order issuing the Certificate and begin or continue construction of the Initial Facilities.

(vii)	If Columbia Hardy votes to seek rehearing of the FERC order issuing the Certificate but begin or continue construction of the Initial Facilities and Piedmont Hardy votes to seek rehearing of the FERC order issuing the Certificate and delay construction of the Initial Facilities, the Company will seek rehearing of the FERC order and Columbia Hardy shall have the option (which must be exercised within thirty (30) days of such vote) to either (a) agree to delay construction of the Initial Facilities pending a decision of the FERC on the petition for rehearing or (b) purchase Piedmont Hardy’s Membership Interest for an amount equal to 100% of the Piedmont Capital Account on the date of the vote.

(viii)	If Columbia Hardy votes to seek rehearing of the FERC order issuing the Certificate but begin or continue construction of the Initial Facilities and Piedmont Hardy votes to reject the Certificate for good cause, then Columbia Hardy shall be obligated to purchase the Membership Interest of Piedmont Hardy for an amount equal to one hundred percent (100%) of Piedmont Hardy’s Capital Account on the date of the vote. If Piedmont Hardy votes to reject the Certificate other than for good cause, then Piedmont Hardy will be deemed to have surrendered its Membership Interest to the Company for no consideration.

(ix)	If Columbia Hardy votes to seek rehearing of the FERC order issuing the Certificate and delay construction of the Initial Facilities and Piedmont Hardy votes to accept the Certificate, the Company will seek rehearing of the FERC order issuing the Certificate and construction of the Initial Facilities will be delayed pending a decision of the FERC on the petition for rehearing.

(x)	If Columbia Hardy votes to seek rehearing of the FERC order issuing the Certificate and delay construction of the Initial Facilities and Piedmont Hardy votes to seek rehearing of the FERC order issuing the Certificate and begin construction of the Initial Facilities, the Company will seek rehearing of the FERC order issuing the Certificate and construction of the Initial Facilities will be delayed pending a decision of the FERC on the petition for rehearing.

(xi)	If both Columbia Hardy and Piedmont Hardy vote to seek rehearing of the FERC order issuing the Certificate and delay construction of the Initial Facilities, the Company will seek rehearing of the FERC order issuing the Certificate and construction of the Initial Facilities will be delayed pending a decision of the FERC on the petition for rehearing.

(xii)	If Columbia Hardy votes to seek rehearing of the FERC order issuing the Certificate and delay construction of the Initial Facilities and Piedmont Hardy votes to reject the Certificate, the Company will seek rehearing of the FERC order issuing the Certificate and construction of the Initial Facilities will be delayed pending a decision of the FERC on the petition for rehearing.

(xiii)	If Columbia Hardy votes to reject the certificate other than for good cause and Piedmont Hardy votes to accept the certificate, then Columbia Hardy shall be obligated to purchase the Membership Interest of Piedmont Hardy for an amount equal to ninety percent (90%) of Piedmont Hardy’s Capital Account on the date of the vote. If Columbia Hardy votes to reject the Certificate for good cause, then the Company shall proceed under (xvi) below.

(xiv)	If Columbia Hardy votes to reject the Certificate and Piedmont Hardy votes to seek rehearing of the FERC order issuing the Certificate but begin or continue construction of the Initial Facilities, the Company will seek rehearing of the FERC order issuing the Certificate and construction of the Initial Facilities will be delayed pending the FERC order on rehearing.

(xv)	If Columbia Hardy votes to reject the Certificate and Piedmont Hardy votes to seek rehearing of the FERC order issuing the Certificate and delay construction of the Initial Facilities, the Company will seek rehearing of the FERC order issuing the Certificate and construction of the Initial Facilities will be delayed pending the FERC order on rehearing.

(xvi)	If both Columbia Hardy and Piedmont Hardy vote to reject the Certificate, the Company shall be dissolved as soon as reasonably practicable in accordance with Section 14, subject to any necessary approvals from any Governmental Authority.

In any case in which Columbia Hardy’s initial vote under this Section 4.1.2 would require it to purchase the Membership Interest of Piedmont Hardy, Columbia Hardy shall have the right within seven (7) days following the initial vote to change its vote to agree with the vote of Piedmont Hardy. In any case in which Piedmont Hardy’s initial vote under this Section 4.1.2 would require it to surrender its Membership Interest to Columbia Hardy, Piedmont Hardy shall have the right within seven (7) days following the initial vote to change its vote to agree with the vote of Columbia Hardy. In the event Columbia Hardy shall be obligated under (iv) or (viii) of this Section 4.1.2 or elects under (iii) or (vii) of this Section 4.1.2 to purchase the Membership Interest of Piedmont Hardy, then as of the date of the vote which resulted in the event, Columbia Hardy will be deemed to have succeeded to all of the rights of Piedmont Hardy under this Agreement, other than the right to pro rata payments upon a dissolution prior to the In-Service Date, and Columbia Hardy will have the obligation to purchase Piedmont Hardy’s Membership Interest for the purchase price specified, which purchase price will be paid at closing. Closing on such purchase shall occur, if and only if the In-Service Date occurs, and will take place on the date and at the location mutually agreed, but in no event more than twenty-one (21) calendar days after the In-Service Date. In the event Columbia Hardy shall be obligated under (xiii) of this Section 4.1.2 to purchase the Membership Interest of Piedmont Hardy, then as of the date of the vote which resulted in the event, Columbia Hardy will be deemed to have succeeded to all of the rights of Piedmont Hardy under this Agreement and Columbia Hardy will have the obligation to purchase Piedmont Hardy’s Membership Interest for the purchase price specified, which purchase price will be paid at closing. Closing on such purchase shall occur on the date and at the location mutually agreed, but in no event more than one year after the date of the vote which resulted in Columbia Hardy’s obligation to purchase Piedmont Hardy’s Membership Interest. At any closing under this Section 4.1.2, in addition to the purchase price payable by Columbia Hardy, Columbia Hardy will also pay Piedmont Hardy interest on the purchase price from the date of the vote to the date of payment at a rate equal to the prime rate (as the same may change from time to time) of Wachovia Bank, N.A. (or its successor). At any closing under this Section 4.1.2, Piedmont Hardy will deliver to Columbia Hardy its Membership Interest free and clear of all liens. Upon the occurrence of a final vote which requires Columbia Hardy to purchase Piedmont Hardy’s Membership Interest under this Section 4.1.2, then, as of the date of such final vote, Columbia Hardy’s Sharing Ratio will be adjusted to include Piedmont Hardy’s Sharing Ratio for all purposes other than a dissolution that occurs before the In-Service Date and a new Appendix B shall be provided to the Members. Columbia Hardy’s obligation under this provision to buy Piedmont Hardy’s Membership Interest will be considered a capital contribution obligation of Columbia Hardy for purposes of that certain Equity Contribution Agreement of even date herewith between the Parents of the Initial Members.

4.2 Development of a Modification.

4.2.1.	Any Member whose Sharing Ratio exceeds 25% and who desires the Company to construct a Modification shall notify the other Members and the Operator of the nature of the proposed Modification, including such details as are then available, and shall provide a detailed explanation of the reasons why such Modification is being requested. Promptly, but in no event later than one hundred fifty (150) calendar days from the date requested to do so by such Member, the Operator shall prepare and provide to each Member a detailed description of the proposed Modification and an estimate of the cost thereof, appropriate rate information and the proposed financing therefor.

4.2.2.	Within sixty (60) calendar days after the information described in Section 4.2.1 has been received by each Member, the Members shall vote on whether to proceed with the development of such proposed Modification. Upon the Supermajority Vote to proceed with the development of such proposed Modification, the Company shall proceed with such development, including, but not limited to, the acquisition of Additional Necessary Regulatory Approvals and the Financing Commitment. A vote to proceed with the development of a Modification shall be without prejudice to the vote on whether the Company shall be committed to construct such Modification under Section 4.3.2.

4.3 Commitment to Construct a Modification.

4.3.1.	Except upon approval by a Supermajority Vote, the Company shall not incur material costs or obligations with respect to a Modification or be obligated under any Financing Commitment relating to a Modification until (a) the Additional Necessary Regulatory Approvals have been obtained and accepted, (b) such Financing Commitment, if any, as may be required in the opinion of the Members for such Modification has been negotiated and is ready for acceptance by the Company (with the Management Committee to decide whether such Financing Commitment utilizes a Financing Corporation), (c) if applicable, the Service Agreements for the use of substantially all of the capacity created by the Modification have been executed by the Company and by one or more Customers pursuant to the Company’s FERC tariff, (d) the Estimated Cost of Modification has been determined and (e) the Members have approved a commitment to construct such Modification as provided in Section 4.3.2.

4.3.2.	Immediately following the last to occur of the events referred to in Section 4.3.1(a), (b) and (d) (provided that the condition that the event referred to in Section 4.3.1(a) shall have occurred may be waived by the Supermajority Vote of the Members), and if the Modification will create additional capacity, the satisfaction or waiver by the applicable Customers of all conditions set forth in the precedent agreements for execution of the Service Agreements by substantially all of the Customers that will utilize the capacity to be created by the Modification (other than the vote of the Members to commit to construct the Modification), or at such later time as agreed by the Members, the Members shall vote on whether the Company shall be committed to construct the Modification (which commitment to construct shall constitute an acceptance of the Financing Commitment, if any).

4.3.3.	If the proposal to construct the Modification is approved by a Supermajority Vote of the Members, the costs of such Modification and related Capital Contribution requirements shall be divided among all Members in proportion to their respective Sharing Ratios.

4.3.4.	After the Members vote to commit the Company to construct a Modification, except with the approval by a Supermajority Vote, the Company shall not incur any material costs or obligations with respect to such Modification until all conditions precedent to the obtaining by the Company of funds pursuant to a Financing Commitment (if any) relating to such Modification have been satisfied or waived.

4.4 General Representations and Warranties. Each Member hereby represents and warrants to the Company and to each other Member that as of the date of its admission as a Member:

(a)	if such Member is an organization, it is duly organized, validly existing, and in good standing under the law of its state of incorporation or organization and that it has full organizational power to execute and agree to this Agreement and to perform its obligations under this Agreement;

(b)	such Member is acquiring its Membership Interest for such Member’s own account as an investment and without an intent to distribute the interest;

(c)	such Member acknowledges that such Membership Interests have not been registered under the Securities Act of 1933 or any state securities laws and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements;

(d)	such Member, by itself or together with its advisors, is experienced in making investments comparable to its investment in the Company and is capable of judging for itself the risks inherent in such investment;

(e)	such Member has the financial capacity to hold its investment in the Company for an indefinite period of time and to meet its obligations to make Capital Contributions under this Agreement, and acknowledges that the disposition of such investment is restricted both pursuant to federal and state securities laws and pursuant to the terms of this Agreement;

(f)	such Member acknowledges that it has received access to all information that it deems necessary in order to make its decision to invest in the Company;

(g)	this Agreement has been duly executed and delivered by it and constitutes its valid and binding obligation, enforceable in accordance with its terms;

(h)	neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by it with any provisions hereof (1) conflicts with, or results in a breach or contravention of, or in a default or the creation of any lien under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, or other instrument or obligation to which it is a party or by which it or its properties are bound or (2) violates any law, order, writ, injunction or decree applicable to it or any of its properties;

(i)	except for the Necessary Regulatory Approvals, no consent, approval or other action by any court, governmental authority or third party is required in connection with its execution, delivery and performance of this Agreement; and

(j)	there are no lawsuits or contested administrative proceedings against the Member that would have a material adverse effect on the Member’s ability to perform its obligations as a Member under this Agreement.

4.5 Regulatory Status. Each Member acknowledges that the Company will be a “natural gas company” under the Natural Gas Act and that the Company will be subject to all applicable laws, rules, regulations and orders of any regulatory authority having jurisdiction.

4.6 Governmental Applications. Each Member agrees to support the Company in securing the Necessary Regulatory Approvals, including, without limitation, preparing, filing and prosecuting the FERC Application.

4.7 Information.

4.7.1.	In addition to the other rights specifically set forth in this Agreement, each Member is entitled to all information to which that Member is entitled to have access pursuant to Section 31B-4-408 of the Act under the circumstances and subject to the conditions therein stated. The Members agree, however, that the Management Committee from time to time may determine, due to contractual obligations, business concerns, or other considerations, that certain information regarding the business, affairs, properties, and financial condition of the Company should be kept confidential and disclosed to a Member only with the understanding that such information constitutes Confidential Information under Section 4.7.2.

4.7.2.	Each Member acknowledges that, from time to time, it may receive Confidential Information for or regarding the Company or a Member the release of which may be damaging to the Company, Persons with whom the Company does business or the Member. Each Member will hold in strict confidence any Confidential Information it receives and may not disclose such Confidential Information to any Person other than another Member, except for disclosures (a) compelled by law (but the Member must notify the other Members promptly of any request for that information, before disclosing it, if practicable), (b) to advisers or Managers of the Member or Persons to which that Member’s Membership Interest may be Disposed as permitted by this Agreement, but only if the recipients have agreed to be bound by the provisions of this Section 4.7.2, or (c) of information that Member also has received from a source independent of the Company or a Member that the Member reasonably believes obtained that information without breach of any obligation of confidentiality. Each Member acknowledges that breach of the provisions of this Section 4.7.2 may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. Accordingly, each Member agrees that provisions of this Section 4.7.2 may be enforced by specific performance.

4.7.3.	A Member that subsequently ceases to be a Member shall promptly destroy (and provide a certificate of destruction to the Company with respect to), or return to the Company, all Confidential Information in its possession.

4.8 Liability to Third Parties. No Member or Manager shall be liable for the debts, obligations or liabilities of the Company by reason of being a Member or Manager or both, and does not become so liable by participating, in whatever capacity, in the management or control of the business of the Company.

4.9 Withdrawal. A Member does not have the right or power to unilaterally withdraw from the Company.

4.10 Lack of Authority. Except as otherwise specifically provided herein, no Member or Manager has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company.

4.11 Reasonable and Necessary Efforts. Each Member shall devote such efforts as shall be reasonable and necessary to develop and promote the business of the Company, taking into account its respective Sharing Ratio, resources and expertise.

4.12 No Personal Gain to Members. The credit and the assets of the Company shall be used solely for the benefit of the Company and shall not be used to further the personal gain of any Member. No asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of a Member.

5. CAPITAL CONTRIBUTIONS.

5.1 Pre-Execution Date Expenditures.

5.1.1.	Set forth on Appendix D are the dollar cost amounts of Pre-Execution Date Expenditures that have been incurred with respect to each Member, all of which are hereby approved.

5.1.2.	If any Member, or Affiliate thereof, has made Pre-Execution Date Expenditures during the period preceding the Execution Date that are not set forth in Appendix D, such Member shall have the right to request approval thereof by Supermajority Vote as soon as practicable after the Execution Date (but not later than ninety (90) calendar days after the Execution Date). All Pre-Execution Date Expenditures approved pursuant to Sections 5.1.1 and 5.1.2 shall be so credited as of the Execution Date.

5.1.3.	After all Pre-Execution Date Expenditures to be considered under Section 5.1.2 have been approved or disapproved by the Members the applicable Members shall, within fifteen (15) days after such approval or disapproval, make cash Capital Contributions to the Company pro rata in proportion to their Sharing Ratios, in an amount equal to the Pre-Execution Date Expenditures approved under Sections 5.1.1 or 5.1.2.

5.1.4.	The assets, if any, acquired by means of the Pre-Execution Date Expenditures of the Members shall be and are hereby contributed to the Company. All applicable Members agree to execute and deliver any and all assignments and conveyances as may be necessary or appropriate to evidence such contribution.

5.2 Required Capital Contributions.

5.2.1	(a) The Members hereby agree and obligate themselves to fund the Phase I Capital Budget. On the first day of each month during each Fiscal Year covered by the Phase I Capital Budget, each Member shall make a Capital Contribution equal to (x) its Sharing Ratio times (y) the total amount that is anticipated to be expended through the end of that month, provided that such amount is not more than 110% of the amount that was expected to be expended under the Phase I Capital Budget through such date, after giving credit for any prior Capital Contributions made under this Section 5.2.1(a). All amounts received by the Company during a quarter pursuant to this Section 5.2.1(a), whether received prior to, on or after the first day of that quarter, shall be credited to the respective Member’s Capital Account as of the first day of that quarter.

(b) The Members hereby agree and obligate themselves to fund the Phase II Capital Budget. On the first day of each month during each Fiscal Year covered by the Phase II Capital Budget, each Member shall make a Capital Contribution equal to (x) its Sharing Ratio times (y) the total amount that is anticipated to be expended through the end of that month, provided that such amount is not more than 110% of the amount that was expected to be expended under the Phase II Capital Budget through such date, after giving credit for any prior Capital Contributions made under this Section 5.2.1(b). All amounts received by the Company during a quarter pursuant to this Section 5.2.1(b), whether received prior to, on or after the first day of that quarter, shall be credited to the respective Member’s Capital Account as of the first day of that quarter.

(c) If the Initial Members agree to fund the Phase III Capital Budget pursuant to Section 4.1.2, then, on the first day of each month during each Fiscal Year covered by the Phase III Capital Budget, each Member shall make a Capital Contribution equal to (x) its Sharing Ratio times (y) the total amount that is anticipated to be expended through the end of that month, provided that such amount is not more than 110% of the amount that was expected to be expended under the Phase III Capital Budget through such date, after giving credit for any prior Capital Contributions made under this Section 5.2.1(c). All amounts received by the Company in a quarter pursuant to this Section 5.2.1(c), whether received prior to, on or after the first day of that quarter, shall be credited to the respective Member’s Capital Account as of the first day of that quarter.

(d) With respect to any Capital Contributions not provided for in Sections 5.2.1(a), (b) or (c), the Members by Supermajority Vote shall issue or cause to be issued a written request to each Member for the making of Capital Contributions at such times and in such amounts as the Members shall so approve. All amounts received by the Company pursuant to this Section 5.2.1(d), whether received prior to, on or after the date specified in Section 5.2.2(d), shall be credited to the respective Member’s Capital Account as of such specified date.

(e) All amounts received from a Member after the date specified in this Section 5.2 shall be accompanied by interest on such overdue amounts (and the default shall not be cured unless such interest is also received by the Company), which interest shall be payable to the Company and shall accrue from and after such specified date at the Default Rate. Any such interest paid with respect to a Capital Contribution shall be credited to the respective Capital Accounts of the Members, on a pro rata basis in proportion to their respective Sharing Ratios as of the date such payment is made to the Company after giving effect to the payment of that Capital Contribution with respect to which such interest accrued.

5.2.2	Each written request issued pursuant to Section 5.2.1(d) shall include the following information:

(a)	The total amount of Capital Contributions requested from all Members;

(b)	The amount of Capital Contribution requested from the Member to whom the request is addressed, such amount to be in accordance with the Sharing Ratio of such Member;

(c)	The purpose for which the funds are to be applied in such reasonable detail as the Management Committee shall direct;

(d)	The date on which payments of the Capital Contribution shall be made (which date shall not be less than thirty (30) calendar days following the date the request is given, unless an earlier date is approved by a Supermajority Vote) and the method of payment, provided that such date and method shall be the same for each of the Members; and

(e)	Evidence that the Members have approved the request in accordance with Section 5.2.1(d).

5.3 Failure of a Member Other than Operator’s Affiliate to Make Required Capital Contributions. If one or more Members other than the Operator’s Affiliate becomes a Capital Defaulting Member, the Company, the Operator or any Capital Non-Defaulting Member shall be entitled to give written notice of default to the Capital Defaulting Members, with a copy to all Capital Non-Defaulting Members. If there are any Capital Defaulting Members other than the Operator’s Affiliate who do not pay all amounts due within ten (10) calendar days after such notice is given, the Operator (who shall be deemed to have authority from the Management Committee) shall be entitled to take any of the following actions (separately or in combination, to the extent that combination of actions is not inconsistent):

5.3.1.	Cause the Company to apply any distributions otherwise payable to the Capital Defaulting Members hereunder to the payment of unpaid Capital Contributions, plus interest thereon at the Default Rate;

5.3.2.	Transfer any and all voting and approval rights of the Capital Defaulting Members to the Capital Non-Defaulting Members in proportion to the respective Sharing Ratios of the Capital Non-Defaulting Members.

5.3.3.	With the approval of Members representing a majority of the Sharing Ratios of the Capital Non-Defaulting Members, cause the Capital Non-Defaulting Members to make aggregate Loans to the Company in the amount of such required and unpaid Capital Contributions in proportion to the respective Sharing Ratios of the Capital Non-Defaulting Members. In such event, (a) such Loans shall accrue interest at the Default Rate from the date of the Loans; (b) repayment of the Loans to the Capital Non-Defaulting Members shall have priority over any other distributions to be made hereunder; and (c) the amount of interest paid by the Company for any such Loans shall be deducted from any distribution otherwise owed to the Capital Defaulting Members. Upon the making of any such Loans to the Company, the Company shall be deemed to have simultaneously made loans in the same aggregate amount and at the same interest rate to the Capital Defaulting Members, and such loans by the Company shall be due and payable upon demand by the Operator;

5.3.4.	With the approval of Members representing a majority of the Sharing Ratios of the Capital Non-Defaulting Members, cause the Capital Non-Defaulting Members to Contribute to the Company the required and unpaid portion of the Capital Contributions due from the Capital Defaulting Members. In such case the Sharing Ratios of the Capital Defaulting Members shall be reduced, as to each Capital Defaulting Member, by the percentage equivalent of a fraction, the numerator of which is twice the amount of the required and unpaid Capital Contribution due from such Capital Defaulting Member, and the denominator of which is the sum of all previous Capital Contributions made by such Capital Defaulting Member. The Sharing Ratios of the Capital Non-Defaulting Members shall be proportionately increased, provided such reduction and increase do not violate any law or a regulatory requirement. The Members shall be provided a revised Appendix B reflecting the adjusted Sharing Ratios;

5.3.5.	At any time before a default is fully cured by a Capital Defaulting Member or any Loans are made in accordance with Section 5.3.3, a majority of the Capital Non-Defaulting Members may send a Purchase Notice to any Capital Defaulting Member indicating that they intend to purchase the entire Membership Interest of such Capital Defaulting Member in proportion to the respective Sharing Ratios of the Capital Non-Defaulting Members. The purchase price shall be equal to the lesser of the fair market value of the Membership Interest of such Capital Defaulting Member, as determined by an appraiser retained by the Company, or seventy five percent (75%) of the Capital Account of such Capital Defaulting Member as of the date of such default. If such purchase right is exercised, the closing shall take place on the date specified by the Capital Non-Defaulting Members, which date shall be not sooner than fifteen (15) calendar days and not later than thirty (30) calendar days after the date the Purchase Notice is given. At such closing, the purchase price shall be payable in cash and the Capital Defaulting Member will deliver its Membership Interest to the purchasing Capital Non-Defaulting Members, free and clear of all liens. The Members shall be provided a revised Appendix B reflecting the adjusted Sharing Ratios; or

5.3.6.	Sue to enforce the obligations of the Capital Defaulting Members to pay the required and unpaid portion of their Capital Contributions, together with interest thereon at the Default Rate.

5.4 Failure of the Affiliate of Operator to Make a Required Capital Contribution. If an Affiliate of the Operator becomes a Capital Defaulting Member, any Capital Non-Defaulting Member shall be entitled to give written notice of default to the Capital Defaulting Members, with a copy to all Capital Non-Defaulting Members. If there are any Capital Defaulting Members in addition to the Affiliate of the Operator, the Capital Non-Defaulting Members may take any of the actions permitted under Section 5.3 with respect to the Capital Defaulting Members who are not Affiliates of the Operator. In addition, if the Operator’s Affiliate does not pay all amounts due within ten (10) calendar days after such notice is given, the Capital Non-Defaulting Members shall be entitled to take any of the following actions (separately or in combination, to the extent that combination of actions is not inconsistent) with respect to the Capital Defaulting Member that is an Affiliate of the Operator:

5.4.1.	Cause the Company to apply any distributions otherwise payable to such Capital Defaulting Member hereunder to the payment of unpaid Capital Contributions, plus interest thereon at the Default Rate;

5.4.2.	With the approval of Members representing a majority of the Sharing Ratios of the Capital Non-Defaulting Members, cause the Capital Non-Defaulting Members to make aggregate Loans to the Company in the amount of such required and unpaid Capital Contributions in proportion to the respective Sharing Ratios of the Capital Non-Defaulting Members. In such event, (a) such Loans shall accrue interest at the Default Rate from the date of the Loans; (b) repayment of the Loans to the Capital Non-Defaulting Members shall have priority over any other distributions to be made hereunder; and (c) the amount of interest paid by the Company for any such Loans shall be deducted from any distribution otherwise owed to the Capital Defaulting Member that is an Affiliate of the Operator. Upon the making of any such Loans to the Company, the Company shall be deemed to have simultaneously made loans in the same aggregate amount and at the same interest rate to such Capital Defaulting Member, and such loans by the Company shall be due and payable upon demand by the Operator;

5.4.3.	With the approval of Members representing a majority of the Sharing Ratios of the Capital Non-Defaulting Members, cause the Capital Non-Defaulting Members to Contribute to the Company the required and unpaid portion of the Capital Contributions due from the Capital Defaulting Member that is an Affiliate of the Operator. In such case the Sharing Ratios of such the Capital Defaulting Member shall be reduced by the percentage equivalent of a fraction, the numerator of which is the amount of the required and unpaid Capital Contribution due from such Capital Defaulting Member, and the denominator of which is the sum of all previous Capital Contributions made by such Capital Defaulting Member. The Sharing Ratios of the Capital Non-Defaulting Members shall be proportionately increased, provided such reduction and increase do not violate any law or a regulatory requirement. The Members shall be provided a revised Appendix B reflecting the adjusted Sharing Ratios; or

5.4.4.	Sue to enforce the obligations of such Capital Defaulting Member to pay the required and unpaid portion of its Capital Contributions, together with interest thereon at the Default Rate.

5.5 Loans.

5.5.1.	At any time after the Capital Contributions referred to in Section 5.1.3 have been made that the Members determine that the Company needs funds, rather than calling for Capital Contributions, the Members may issue or cause to be issued a written request to each Member for the making of Loans or advances to the Company at such times and in such amounts as the Members shall approve, by a Supermajority Vote, provided that the Members shall not call for Loans or advances rather than Capital Contributions if doing so would breach any Financing Commitment or other agreement of the Company. All amounts received from a Member after the date specified in Section 5.5.2(d) by the Company pursuant to this Section 5.5 shall be accompanied by interest on such overdue amounts (and the default shall not be cured unless such interest is also received by the Company), which interest shall be payable to the Company and shall accrue from and after such specified date at the Default Rate. Any such interest paid shall be credited to the respective Capital Accounts of all the Members, on a pro rata basis in proportion to their respective Sharing Ratios as of the date such payment is made to the Company, but shall not be considered part of the principal of the loan.

5.5.2.	Each written request issued pursuant to Section 5.5.1 shall include the following information:

(a)	The total amount of Loans or advances requested from all Members;

(b)	The amount of the Loans or advances requested from the Member to whom the request is addressed, such amount to be in accordance with the Sharing Ratio of such Member;

(c)	The purpose for which the funds are to be applied in such reasonable detail as the Members shall direct;

(d)	The date on which the Loans or advances to the Company shall be made (which date shall not be less than thirty (30) calendar days following the date the request is given, unless an earlier date is approved by a Supermajority Vote) and the method of payment, provided that such date and method shall be the same for each of the Members;

(e)	All terms relating to such Loans, including the terms of repayment, provided that such terms shall be the same for each of the Members; and

(f)	Evidence that the Members have approved the request in accordance with Section 5.5.1.

5.6 Voluntary Contributions. No Member shall be required or permitted to make any Capital Contributions or Loans to the Company except pursuant to this Section 5.

5.7 Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unreturned Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return a Member’s Capital Contributions.

5.8 Capital Accounts. A Capital Account shall be established and maintained for each Member in accordance with the Code and the Treasury Regulations. A Member that has more than one Membership Interest shall have a single Capital Account that reflects all of its Membership Interests, regardless of any class of Membership Interests owned by that Member and regardless of the time or manner in which those Membership Interests were acquired.

6. ALLOCATIONS AND DISTRIBUTIONS.

6.1 Allocations of Profits and Losses.

6.1.1.	In General. Profits and Losses shall be allocated among the Members ratably in proportion to their respective Sharing Ratios.

6.1.2.	Special Rules. Notwithstanding the general allocation rules set forth in Section 6.1.1, the following special allocation rules shall apply under the circumstances described:

(a)	Limitation on Loss Allocations. The Losses allocated to any Member pursuant to Section 6.1.1 with respect to any Fiscal Year shall not exceed the maximum amount of Losses that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of such Fiscal Year. All Losses in excess of the limitation set forth immediately above shall be allocated (i) first, to those Members who will not be subject to this limitation, in the ratio that their Sharing Ratios bear to each other, and (ii) second, any remaining amount to the Members in the manner required by the Code and Treasury Regulations.

(b)	Qualified Income Offset. If in any Fiscal Year a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and such adjustment, allocation or distribution causes or increases an Adjusted Capital Account Deficit for such Member, then, before any other allocations are made under this Agreement or otherwise, such Member shall be allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation pursuant to this Section 6.1.2(b) shall be made if and only to the extent that the Member has an Adjusted Capital Account Deficit after all other allocations provided in this Section 6.1 have been tentatively made as if this Section 6.1.2(b) were not in this Agreement.

(c)	Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Fiscal Year, then, except as provided in Treasury Regulations Section 1.704-2(f), each Member shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, such Member’s share of the net decrease in Company Minimum Gain during such Fiscal Year as determined in accordance with Section 1.704-2(g). This Section 6.1.2(c) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be applied and interpreted in accordance with such Treasury Regulations.

(d)	Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, then, except as provided in Treasury Regulations Section 1.704-2(i)(4), each Member shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain during such Fiscal Year. This Section 6.1.2(d) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be applied and interpreted in accordance with such Treasury Regulations.

(e)	Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated among the Members in accordance with the ratios in which the Members share the economic risk of loss for the Member Nonrecourse Debt that gave rise to those deductions. This allocation is intended to comply with the requirements of Treasury Regulations Section 1.704-2(i) and shall be interpreted and applied consistent therewith.

(f)	Company Nonrecourse Deductions. Nonrecourse deductions that are not related to Member Nonrecourse Debt shall be allocated to the Members in proportion to their Sharing Ratios.

(g)	Curative Allocations. Any allocations of items of income, gain, or loss pursuant to Sections 6.1.2(a)-(f) hereof shall be taken into account in computing subsequent allocations pursuant to this Section 6, so that the net amount of any items so allocated and the income, losses, and other items allocated to each Member pursuant to this Section 6 shall, to the extent possible, be equal to the net amount that would have been allocated to each Member had no allocations ever been made pursuant to Sections 6.1.2(a)-(f).

(h)	Change in Treasury Regulations. If the Treasury Regulations that are incorporated in the Regulatory Allocations are hereafter changed or if new Treasury Regulations are hereafter adopted, and such changed or new Treasury Regulations, in the opinion of tax counsel for the Company, make it necessary to revise the Regulatory Allocations or provide further special allocation rules in order to avoid a significant risk that a material portion of any allocation set forth in this Section 6 would not be respected for federal income tax purposes, the Members shall make such reasonable amendments to this Agreement as, in the opinion of such counsel, are necessary or desirable, taking into account the interests of the Members as a whole and all other relevant factors, to avoid or reduce significantly such risk to the extent possible without materially changing the amounts allocable and distributable to any Member pursuant to this Agreement.

(i)	Change in Members’ Interests. In the event of a Disposition of a Membership Interest or a change in a Member’s Sharing Ratio during any Fiscal Year, allocations among the Members shall be made in accordance with their Sharing Ratios from time to time during such Fiscal Year in accordance with Code Section 706, provided that in the event of a sale or other Disposition of a Member’s entire Membership Interest, allocations of income, gain, loss, deductions and credits with respect to such Member shall be computed precisely by an interim closing of the Company’s books as of the date of such sale or other Disposition in accordance with Treasury Regulations Section 1.706-1(c)(2)(ii).

(j)	Excess Nonrecourse Liabilities. For purposes of calculating Members’ shares of “excess nonrecourse liabilities” of the Company (within the meaning of Treasury Regulations Section 1.752-3), the Members intend that they be considered as sharing profits of the Company in proportion to their respective Sharing Ratios.

6.2 Tax Allocations.

6.2.1.	In General. Except as set forth in Section 6.2.2, allocations for tax purposes of items of income, gain, loss, deduction, and credits, shall be made in the same manner as the applicable allocation of Profit or Loss set forth in Section 6.1. Allocations pursuant to this Section 6.2 are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or other distributions pursuant to any provision of this Agreement.

6.2.2. Special Rules.

(a)	Elimination of Book/Tax Disparities. In determining a Member’s allocable share of Company taxable income or tax loss, the Member’s allocable share of each item of income, gain, loss and deduction shall be properly adjusted to reflect the difference between such Member’s share of the adjusted tax basis and the Gross Asset Value of each of the Company assets used in determining such item. With respect to depreciation, for example, in determining the taxable income or tax loss allocable to a Member, Profits and Losses allocable to that Member shall be adjusted by eliminating Depreciation allocable to that Member and substituting therefor tax depreciation, amortization or other cost recovery deduction allocable to that Member determined by reference to that Member’s share of the tax basis of Company assets. This provision is intended to comply with the requirements of Code Section 704(c) and Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(4) and shall be interpreted in conformity therewith. Any elections or other decisions relating to such tax allocations shall be made by the Management Committee.

(b)	Tax Credits. Any tax credits shall be allocated among the Members in accordance with Treasury Regulations Section 1.704-1(b)(4)(ii), unless the applicable Code provision shall otherwise require.

6.2.3.	Conformity of Reporting. The Members are aware of the income tax consequences of the allocations made by this Section 6.2 and hereby agree to be bound by the provisions of this Section 6.2 in reporting their shares of Company profits, gains, income, losses, deductions, credits and other items for income tax purposes.

6.3 Withholding. The Company is authorized to withhold from distributions to a Member, or with respect to allocations to a Member, and to pay over to a federal, state or local government, any amounts required to be withheld pursuant to the Code, or any provisions of any other federal, state or local law. Any amounts so withheld shall be treated as having been distributed to such Member pursuant to this Section 6 for all purposes of this Agreement, and shall be offset against the current or next amounts otherwise distributable to such Member.

6.4 Distributions.

6.4.1.	From time to time (but at least once each calendar quarter) the Managers shall determine in their reasonable judgment to what extent (if any) the Company’s cash on hand exceeds its current and anticipated needs, including, without limitation, for operating expenses, debt service, acquisitions, and a reasonable contingency reserve. If such an excess exists, the Managers, by majority vote, shall cause the Company to distribute to the Members, in accordance with their Sharing Ratios, an amount in cash equal to that excess.

6.4.2.	Notwithstanding any language in Section 6.4.1 to the contrary, the Company shall also distribute, to the extent funds are available, to each Member, with respect to each Fiscal Year within seventy-five (75) days after the end of such Fiscal Year, an amount of cash or cash equivalents equal to (x) the amount of the Company’s positive federal taxable income allocated to each Member for such Fiscal Year, multiplied by (y) 40%; provided, however, that this specific distribution for any Fiscal Year may be reduced or eliminated on a pro rata basis among the Members if and to the extent determined by all of the Members.

6.4.3.	From time to time the Members also may cause property of the Company other than cash to be distributed to the Members, which distribution must be made in accordance with their Sharing Ratios and may be made subject to existing liabilities and obligations.

7. MANAGEMENT.

7.1 Voting by Members and Management Committee.

7.1.1.	Except as otherwise provided in this Agreement, the vote of the Members necessary for a matter to be approved by Members shall be a majority of the total Sharing Ratios of the Members. If the requisite majority of Sharing Ratios is not voted in favor of a matter being voted on, then the matter shall be deemed to be denied. Furthermore, unless otherwise provided herein, if the matter being voted on provides for more than two alternatives and no alternative receives the requisite majority approval, then no alternative shall be selected.

7.1.2.	The Members shall manage the Company’s business through the Management Committee in accordance with this Agreement. The acts of the Management Committee in accordance with its authority shall be binding upon all of the Members and the Company. The Management Committee shall consist of one individual Manager appointed by each Member. Each Member shall also designate an alternate for its Manager. Each alternate shall have all of the powers of the regular Manager in the regular Manager’s absence, declination or inability to serve from time to time. On all matters decided by the Management Committee, each Manager or its alternate shall have voting power equal to the Sharing Ratio of the Member represented by such Manager. Whenever in this Agreement action by the Members as a group is contemplated, action by the Management Committee shall constitute the action of the Members as a group.

7.1.3.	Subject to the other terms of this Agreement, the Management Committee, by majority vote of the Managers, may make all decisions and take all actions for the Company not otherwise provided for in this Agreement or in the CO&M Agreement, including, without limitation, the following:

(a)	Delegating management authority to the Operator under the CO&M Agreement; provided, however, that the Management Committee may not delegate to the Operator the right to take any action that would require a Supermajority Vote under Section 7.1.4 unless such action has been approved by a Supermajority Vote or is provided for in the CO&M Agreement;

(b)	Entering into, making and performing contracts, agreements, and other undertakings binding the Company that may be necessary, appropriate, or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder;

(c)	Opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements.

(d)	Maintaining the assets of the Company in good order;

(e) Collecting sums due the Company;

(f)	To the extent that funds of the Company are available therefor, paying debts and obligations of the Company;

(g)	Subject to the provisions of Section 7.1.4(s), acquiring, utilizing for Company purposes, and disposing of any asset of the Company;

(h)	Subject to the provisions of Section 7.1.4(h), selecting, removing and changing the authority and responsibility of contractors and other advisers and consultants;

(i) Obtaining insurance for the Company;

(j)	Determining distributions of Company cash and other property as provided in Section 6.4;

(k) Establishing a corporate seal for the Company;

(l)	Appointing and removing any officers of the Company and establishing the authority and duties thereof;

(m) Investing funds of the Company;

(n)	Determining the accounting methods and conventions to be used in preparation of the Company’s financial statements (consistent with GAAP) and tax returns and making any and all elections under any applicable tax laws (consistent with the requirements of this Agreement);

(o)	Obtaining all necessary permits and governmental approvals regarding the business or operations of the Company; and

(p)	Engaging in any other activity and performing and carrying out contracts of any kind which may be necessary or appropriate to conduct the Company’s business and accomplish its purposes, as may be lawfully carried on or performed by a limited liability company under the laws of the State of West Virginia and the laws of the states and municipalities in which the Company conducts business.

7.1.4.	Notwithstanding anything in Section 7.1.3 above, the Management Committee may not cause the Company to do any of the following without the Supermajority Vote of the Members:

(a)	Filing an application with FERC in connection with any Modification;

(b)	Approving a sale or abandonment of all or a major portion of the Facilities;

(c)	Amending, modifying, changing or otherwise altering this Agreement or taking any action in contravention of this Agreement;

(d) Electing to dissolve the Company;

(e)	Borrowing money or otherwise committing the credit of the Company for Company activities and voluntary prepayments or extensions of debt;

(f) Approving any matter pursuant to Section 3.3;

(g) Approving any matter pursuant to Section 5.1.2;

(h)	Selecting, removing and changing auditors or lawyers or the authority or responsibility of auditor or lawyers, provided, however, that the initial auditors shall be the Certified Public Accountants selected by the publicly-held parent of the Operator on the Execution Date to audit such parent’s own financial statements; and provided, further, that should the publicly-held parent of the Operator change the Certified Public Accountants selected by it to audit its own financial statements and the Operator recommends that the Company change its auditors to such new Certified Public Accountants, no Member will unreasonably withhold approval of such change in auditors for the Company;

(i)	Entering into, amending, modifying, or terminating any contract or commitment to acquire or transfer any asset not provided for in the approved Phase I Capital Budget, Phase II Capital Budget, or Phase III Capital Budget, the cost of which exceeds by more than ten percent (10%) the amount budgeted therefor;

(j)	Requesting that Loans (rather than Capital Contributions) be made to the Company pursuant to Section 5.5.1;

(k)	Delegating any authority to any committee, Manager or agent of the Company to take any action that requires more than a majority vote of Members under this Section 7.1.4;

(l)	Causing any Financing Commitment or causing any financing (whether or not pursuant to a Financing Commitment) to be issued on which there is recourse to a Person other than the Company;

(m)	Approving any capital expenditures in excess of $250,000 in the aggregate in any fiscal year that are not included in an approved Capital Budget;

(n)	Indemnifying any officer, employee, agent or any other Person except as specifically provided herein or in the CO&M Agreement;

(o)	Executing or otherwise entering into, or amending, modifying, or terminating, any employment agreement with an officer of the Company or similarly compensated or situated person employed by the Company, the election or removal of any officer of the Company or the hiring or firing of any other similarly compensated or situated person employed by the Company with or without cause;

(p)	Setting or amending the compensation level of any officer of the Company or other similarly compensated or situated person employed by the Company;

(q)	Revaluing any property or asset outside of the normal course of business;

(r)	Executing or otherwise entering into, or amending, modifying, or terminating (other than in accordance with, or pursuant to, the terms of such agreement), any agreement, other than a Service Agreement, with a Member, an officer or employee of the Company, an Affiliate of a Member, or a person related by blood or marriage to an officer or employee of the Company, involving aggregate consideration (including assumed actual and contingent liabilities) or fair market value or actual or contingent liability in excess of $100,000;

(s)	Transferring all or substantially all of the assets of the Company;

(t)	The filing of a petition as debtor in a United States Bankruptcy Court or taking any material affirmative act that would result in the Company’s bankruptcy;

(u)	Merging or consolidating the Company with or into any other Person;

(v) Changing the name of the Company;

(w)	Changing the designation or the terms of Membership Interests which the Company has authorized or is authorized to issue;

(x)	Increasing the size of the Management Committee or changing the provisions of Section 7.1.2 regarding the composition of the Management Committee;

(y)	Authorizing any distribution, dividend or transfer of Company assets;

(z)	Approving any agreement by the Tax Matters Partner to an extension of the statute of limitations for making assessments on behalf of the Company or changing the tax elections provided in Section 10.4;

(aa)	Voting at a meeting of the Management Committee on a matter not on the agenda for the meeting referred to in Section 7.3 or shortening the ten (10) day notice requirement of Section 7.3;

(bb)	Amending, modifying, changing or otherwise altering the CO&M Agreement; or

(cc)	Taking any other action as to which a Supermajority Vote is required under this Agreement.

7.2 Removal, Resignation and Replacement of Managers. Each Member, in its sole discretion, may at any time and for any reason remove or replace any Manager (including an alternate) appointed by it. Each Manager shall hold office for the term for which he or she is appointed and thereafter until his or her successor shall have been appointed and qualified, or until his or her earlier death, resignation or removal. A Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the remaining Managers. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Upon the resignation of a Manager, the Member appointing that Manager shall have the right to designate another Manager. Managers need not be residents of West Virginia.

7.3 Meetings by the Management Committee. The Management Committee shall meet at least quarterly. Special meetings of the Management Committee may be called from time to time by any Manager, and the Manager who does so shall be responsible for the agenda and minutes of such meeting. Except as otherwise provided in this Agreement, or as waived in writing by the Managers, each Manager shall be given at least ten (10) calendar days prior written notice of any meeting of the Management Committee. Such notice shall contain the time and place of such meeting, along with an agenda of items to be discussed and/or voted on at such meeting. A quorum shall consist of Managers or their alternates representing at least two (2) Members and a majority of the Sharing Ratios of the Members.

7.4 Action by Written Consent or Telephone Conference. Any action permitted or required by the Act, the Articles of Organization or this Agreement to be taken at a meeting of the Members or the Management Committee may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all the Members or the Managers, as the case may be. Such consent shall have the same force and effect as a unanimous consent at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of West Virginia, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Members or Management Committee, as the case may be. Subject to the requirements of the Act, the Articles of Organization or this Agreement for notice of meetings, unless otherwise restricted by the Articles of Organization, Members or the Management Committee, may participate in and hold a meeting of the Members or Management Committee, as the case may be, by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

7.5 Compensation. A Manager shall receive no compensation for services rendered to the Company in that capacity. Officers and agents of the Company shall receive such compensation as approved by the Management Committee.

7.6 Operating Budgets. The Management Committee shall cause the Operator, under the CO&M Agreement, to annually prepare an Operating Budget. In the event that a subsequent Operating Budget is not approved in its entirety, any approved line items of such Operating Budget shall go into effect, all other line items shall be deemed to be increased by the lesser of the percentage that is agreed upon by the Management Committee or three percent (3%) from the level specified in the prior Operating Budget, with the exception of Capital Contributions which shall not automatically increase, and such prior Operating Budget, as so adjusted pursuant to the terms of this sentence, shall be effective until the end of the Fiscal Year to which it applies.

7.7 Financing Committee. Within 30 days after the execution of this Agreement, each Initial Member shall designate a representative to serve on the Financing Committee. The Financing Committee shall arrange for the Financing Commitment and present it to the Management Committee for consideration. Within thirty (30) days after the presentation of the proposed Financing Commitment, the Management Committee shall vote on whether to accept or reject it.

7.8 Conflicts of Interest. Except as otherwise provided in this Agreement, each Member at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including business ventures in competition with the Company, with no obligation to offer to the Company or any other Member the right to participate therein. The Company may enter into the CO&M Agreement and, in addition, may transact business with any Member or Affiliate thereof provided that without the approval of the Management Committee the aggregate cost to the Company of such business transaction shall not exceed $100,000 annually.

8. OPERATION OF THE FACILITIES.

8.1 Operator. The Company intends to enter into a CO&M Agreement with the Operator in the form attached hereto as Appendix H. The Members may, at any time, upon a Supermajority Vote, agree to an amendment to the CO&M Agreement provided that the Operator concurs therewith. In the event that such CO&M Agreement is terminated pursuant to the terms thereof or the Operator ceases to serve as Operator in accordance with the terms of the CO&M Agreement, Piedmont Hardy, if it is still a Member, may designate its Affiliate the successor Operator. If neither Columbia Hardy or its Affiliate, nor Piedmont Hardy or its Affiliate is still a Member, the Members may, upon a Supermajority Vote, appoint a successor Operator. Any successor Operator selected pursuant to this Agreement shall execute and be bound by an agreement substantially in the form of the CO&M Agreement existing immediately prior to such execution.

9. INDEMNIFICATION.

9.1 Right to Indemnification. Subject to the limitations and conditions as provided in Section 9, each person who was or is made a party or is threatened to be made a party to or is involved in any Proceeding, or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is legal Manager, is or was a Manager of the Company or while Manager of the Company is or was serving at the request of the Company as a Manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Company to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under Section 9 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to Section 9 shall be deemed contract rights and no amendment, modification or repeal of Section 9 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in Section 9 could involve indemnification for negligence or under theories of strict liability.

9.2 Advance Payment. The right to indemnification conferred in Section 9 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 9.1 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification, provided that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Section 9 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under Section 9 or otherwise.

9.3 Indemnification of Agents. The Company, by adoption of a resolution of the Management Committee, may indemnify and advance expenses to an agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Managers under Section 9; and, the Company may indemnify and advance expenses to Persons who are not or were not Managers or agents of the Company but who are or were serving at the request of the Company as a Manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in such a capacity or arising out of his or her status as such a Person to the same extent that it may indemnify and advance expenses to Managers under Section 9.

9.4 Indemnification by the Members. To the fullest extent permitted by law, each Member shall indemnify the Company, each Manager and each other Member and hold them harmless from and against all losses, costs, liabilities, damages, and expenses (including, without limitation, costs of suits and attorney’s fees) they may incur on account of any breach by that Member of this Agreement.

9.5 Appearance as a Witness. Notwithstanding any other provisions of Section 9, upon approval by the Members, the Company shall pay or reimburse expenses incurred by a Member in connection with that Member or Member’s Manager or other employee’s appearance as a witness or other participation in a Proceeding at a time when that Member or Member’s Manager is not a named defendant or respondent in the Proceeding.

9.6 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in Section 9 shall not be exclusive of any other right which a Manager or other Person indemnified pursuant to Section 9.3 may have or hereafter acquired under any law (common or statutory), provision of the Articles of Organization or this Agreement, other agreements, votes of Members or otherwise.

9.7 Insurance. Unless the Members otherwise determine by Supermajority Vote, each Member shall maintain its own insurance for the benefit of any Member or any Manager acting in his or her capacity as a Member or Manager, and the Company shall not be required to obtain any such insurance for the benefit of any Member or any Manager acting in his or her capacity as a Member or Manager.

9.8 Member Notification. To the extent required by law, any indemnification of or advance of expenses to a Manager in accordance with Section 9 shall be reported in writing to the Members with or before the notice or waiver of notice of the next Members’ meeting or with or before the next submission to Members of a consent to action without a meeting and, in any case, within the 12 month period immediately following the date of the indemnification or advance.

9.9 Savings Clause. If Section 9 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager or any other Person indemnified pursuant to Section 9 as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceedings, whether civil, criminal, administrative or investigative, to the full extent permitted by any applicable portion of Section 9 that shall not have been invalidated and to the full extent permitted by applicable law.

10. TAXES.

10.1 Tax Returns. The Tax Matters Partner shall supervise the preparation and filing of all tax and information returns which the Company may be required to file and shall, on behalf of the Company, make such tax elections and determinations as are reasonably necessary, appropriate or desirable and consistent with Section 10.4. Each Member shall furnish to the Company all pertinent information that is in the possession of such Member and is necessary to enable such returns to be prepared and filed. Copies of the tax returns, together with any schedules or other information that each Member may require in connection with preparation of such Member’s own tax affairs, shall be furnished to the Members within ninety (90) calendar days after the end of each Fiscal Year. The Company shall bear the costs of preparing, filing and distributing any tax returns.

10.2 Tax Status. Unless the Initial Members vote pursuant to Section 4.1.1 to file the FERC Application as an entity taxed as a partnership, then by no later than March 15, 2005, the Members agree that they will reform the Company as a corporation and adopt and execute the corporate documents attached as Appendix I to this Agreement.

10.3 Tax Matters. The Tax Matters Partner shall provide each Member with prompt notice of the initiation of all tax examinations or proceedings, shall thereafter promptly provide copies of all written information issued by or delivered to Governmental Authorities in connection with any such examinations or proceedings, and shall further provide each Member with prompt, reasonable, and continuous opportunity to review and provide comment with respect to the subject matter of each such examination or proceedings. Each Member agrees to cooperate fully with the Tax Matters Partner and to do or refrain from doing any and all things reasonably required by the Tax Matters Partner to conduct such proceedings. Subject to the terms hereof, the Tax Matters Partner shall not have the right to settle any audit or examination without first consulting with and receiving approval of a majority of the Members.

10.4 Tax Elections.

The Company shall make the following elections on the appropriate tax returns for income tax purposes:

(a)	to adopt the calendar year as the Company’s tax year for federal and state income tax purposes;

(b)	to adopt the accrual method of accounting and to keep the Company’s books and records on the method of accounting required by the Code; and

(c)	any other elections not inconsistent with the above that the Management Committee may deem appropriate.

11. BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS.

11.1 Maintenance of Books and Records. The Company shall maintain the following accurate and complete records at the Principal Office or at such other locations as may be provided by the Members:

(a)	a current list of the full name and last known business address of each Member;

(b)	a copy of the Articles of Organization and all amendments thereto;

(c)	copies of each of the Company’s Federal, state and local tax returns and reports, as filed, for the last seven taxable periods;

(d)	copies of this Agreement, including all amendments thereto;

(e)	Company audited financial statements for the last seven Fiscal Years;

(f) books and records of the Company; and

(g)	minutes of meetings of the Management Committee.

The Company shall delegate responsibility for maintaining such records to the Operator pursuant to the CO&M Agreement.

11.2 Accounting Basis. Books and records of the Company shall be maintained on an accrual accounting basis, and (except for federal and state income tax purposes) the Company’s net profit or net loss shall be determined on the basis of the Fiscal Year and in accordance with GAAP consistently applied.

11.3 Financial Reports. The Management Committee shall cause the following financial statements to be prepared, in each case in accordance with GAAP consistently applied on a consolidated and consolidating (i.e., by line of business) basis, but unaudited except in the case of the reports called for in Section 11.3(d), and shall cause to be delivered to each Person who was a Member during the applicable period described below:

(a)	a balance sheet and statement of income, statement of cash flow and Member’s capital account as of the end of or for, as the case may be, each month, each within fifteen (15) days after the end of each month;

(b)	(i) a balance sheet as of the end of each of the first three fiscal quarters of each year of the Company; (ii) an income statement for such quarters and year-to-date; (iii) a statement of each Member’s Capital Account as of the end of such quarters; and (iv) a statement of cash flows for such quarter and year-to-date (including sufficient information to permit the Members to calculate their tax accruals), each within twenty-five (25) days after the end of such quarters (or more frequently if agreed by the Management Committee);

(c)	(i) a balance sheet as of the end of each Fiscal Year of the Company; (ii) an income statement for such fiscal years; (iii) a statement of each Member’s Capital Account as of the end of such fiscal years; (iv) a statement of cash flows for such fiscal years, each within thirty (30) days after the end of such fiscal years; and

(d)	audited annual financial statements prepared by the Certified Public Accountants within forty-five (45) days after the end of each Fiscal Year of the Company. These financial statements must be accompanied by a report of the Certified Public Accountants certifying the statements and stating that (a) their examination was made in accordance with auditing standards generally accepted in the United States of America and, in their opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and changes in Members’ capital in accordance with GAAP and (b) if requested by a single Member, in making the examination and reporting on the financial statements described above, nothing came to their attention that caused them to believe that (i) the income and revenues were not paid or credited in accordance with the financial and accounting provisions of this Agreement, (ii) the costs and expenses were not charged in accordance with the financial and accounting provisions of this Agreement, or (iii) the Members or any Member failed to comply in any material respect with the financial and accounting provisions of this Agreement, or if they do conclude that a Member so failed, specifying the nature and period of existence of the failure.

11.4 Fiscal Year. The Fiscal Year of the Company shall end on December 31 unless otherwise required by the Code or approved by a Supermajority Vote of the Members.

11.5 Record of Capital Accounts. The Company shall maintain a record of each Member’s Capital Account in accordance with Section 5.8.

11.6 Other Notices. The Company shall notify each Member in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Company with respect thereto:

(a)	the occurrence of the default by the Company under any material note, indenture, loan agreement, mortgage, lease, deed or other material similar agreement to which the Company is a party or by which it is bound;

(b)	the institution of any litigation, arbitration proceeding or governmental proceeding affecting the Company, whether or not considered to be covered by insurance, if the damages being sought in such litigation exceed $100,000 or, if not specified in such litigation, could reasonably be expected to exceed $100,000;

(c)	the entry of any judgment or decree against the Company, if the amount of such judgment exceeds $100,000; and

(d)	the occurrence of a material adverse change in the business, operations, assets, condition (financial or otherwise) or prospects of the Company.

11.7 Governmental Reports. The Operator shall prepare and file, or cause to be prepared and filed, all reports prescribed or required by the FERC or any other Governmental Authority having jurisdiction over the Company.

11.8 Cost of Preparing and Distributing Reports. The Company shall bear the costs of (1) preparing and distributing the tax returns described in Section 10.1 and any reports required or permitted in Sections 11.3 and 11.7, and (2) legal, accounting, and other fees and expenses reasonably incurred by the Tax Matters Partner.

11.9 Accounts. The Management Committee shall cause to be established and maintained one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with financial institutions and firms that the Management Committee determines. The Company’s funds may not be commingled with the funds of any Member.

11.10 Annual Field Performance Review. Not later than June 15 of each year, the Operator shall prepare and deliver to each Member a report on the Facilities’ performance during the prior injection and withdrawal seasons.

11.11 Annual Stored Natural Gas Inventory Integrity Analysis. Not later than March 15 of each year, the Operator shall prepare and deliver to each Member a report and analysis of the results of the Facilities’ semi-annual shut-in pressure tests. The Operator shall include in the analysis an evaluation of the integrity of the stored natural gas inventory.

12. INSPECTION.

12.1 Inspection of Facilities and Records. Subject to the provisions of Section 4.7, each Member shall have the right at all reasonable times during usual business hours upon providing reasonable notice to the Operator to inspect the Facilities and other properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. The Member making the request shall bear all reasonable costs and expenses incurred by such Member, the Company or the Operator in connection with any inspection, examination or audit made on such Member’s behalf.

13. BANKRUPTCY OF A MEMBER.

13.1 Bankrupt Members. If any Member takes or becomes subject to any of the actions described in Section 31B-6-601(7) of the Act, that Person ceases to be a Member of the Company. The successor in interest to that Person holds that Person’s Membership Interest in the capacity of a non-Member with none of the rights and powers of a Member except the right to such Person’s Profits, Losses and Distributions.

14. DISSOLUTION, LIQUIDATION, AND TERMINATION.

14.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a) the unanimous written consent of the Members;

(b) the time, if any, specified in the Articles of Organization;

(c) under the circumstances specified in Section 4.1.2;

(d) pursuant to Section 7.1.4(d); and

(e)	entry of a decree of judicial dissolution of the Company under Section 31B-8-801(5) of the Act.

14.2 Liquidation and Termination. On dissolution of the Company, the Members shall act as liquidator or may appoint one or more Members as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

(a)	as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by the Certified Public Accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)	Profits or Losses from the sale or distribution of Company property incurred upon or during liquidation and termination of the Company shall be allocated among the Members as provided in Section 6; and

(c)	the liquidator shall distribute the Company’s assets in the following manner, subject to the Act:

(i)	First, to satisfy debts and obligations of the Company, including those owed to Members or their Affiliates;

(ii)	Second, to fund any reserves deemed appropriate by the Management Committee; and

(iii)	Third, to the Members in accordance with the positive balance in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

The distribution of cash and/or property to a Member in accordance with the provisions of this Section 14.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

14.3 Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the Capital Account of any Member results from or is attributable to deductions and Losses of the Company (including non-cash items such as depreciation), or distributions of money pursuant to this Agreement to all Members in proportion to their respective Sharing Ratios, upon dissolution of the Company such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s Capital Account to zero.

14.4 Articles of Termination. On completion of the distribution of Company assets as provided herein, the Company is terminated, and the Company will file articles of termination with the West Virginia Secretary of State as permitted by Section 31B-8-805 of the Act, cancel any other filing made pursuant to Sections 2.3 or 2.6, and take such other actions as may be necessary to terminate the Company.

15. GENERAL PROVISIONS.

15.1 Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

15.2 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing. Notices and other communications will be deemed to have been given (a) on the date when delivered by hand or by means of electronic transmission (and followed by electronic confirmation of receipt), (b) on the date after the day when deposited for delivery with a nationally recognized air courier, or (c) on the third Business Day after being deposited in the United States mail, postage prepaid return receipt requested. All notices, requests, and consents to be sent to a Member must be sent to or made at the addresses given for that Member on the signature pages of this Agreement, or such other address as that Member may specify by notice to the other Members. Any notice, request, or consent to the Company must be given to the Management Committee at the address designated by the Company pursuant to Section 2.4. Whenever any notice is required to be given by law, the Articles of Organization or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

15.3 Entire Agreement. This Agreement constitutes the entire agreement of the Members and their Affiliates relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

15.4 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

15.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument adopted by at least a Supermajority Vote of the Members, provided that no amendment or modification having a material affect on the rights or obligations of a Member shall be adopted without the written consent of such Member. No amendment or modification of this Agreement shall be deemed to exist as the result of any oral statement, action, waiver or delay by a Member or group of Members on any occasion(s).

15.6 Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal Managers, successors and assigns.

15.7 Specific Performance and Injunctive Relief. The parties acknowledge and agree that any breach or violation of this Agreement has the potential to cause irreparable and continuing harm that cannot be adequately cured or remedied by monetary damages alone. In recognition of the foregoing, the parties hereby agree that the remedies for breach or violation of this Agreement shall include, without limitation, the remedies of specific performance and injunctive relief. In any action, suit or other proceeding involving the enforcement of this Agreement, each party hereby waives all rights to claim or assert that monetary damages alone constitute a sufficient remedy, or that specific performance or injunctive relief should be denied. Each party agrees that the preceding waiver is irrevocable and unconditional, and shall have the broadest possible scope and application.

15.8 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF WEST VIRGINIA, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Articles of Organization, or (b) any mandatory provision of the Act, the applicable provision of the Articles of Organization or the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

15.9 No Third Party Beneficiaries. Except for the right of Persons to seek indemnification under Section 9 of this Agreement, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Members that this Agreement shall not be construed as a third party beneficiary contract.

15.10 Creditors.

None of the provisions of this Agreement shall be for the benefit of or shall be enforceable by any Person in its capacity as a creditor of the Company.

15.11 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

15.12 Notice to Members of Provisions of this Agreement. By executing this Agreement, each Member acknowledges that it has actual notice of (a) all of the provisions of this Agreement, including, without limitation, the restrictions on the transfer or Disposition of Membership Interests set forth in Section 3 and (b) all of the provisions of the Articles of Organization. Each Member hereby agrees that this Agreement constitutes adequate notice of all such provisions, and each Member hereby waives any requirement that any further notice thereunder be given.

15.13 Press Releases. Prior to the filing of the FERC Application, without first obtaining the agreement of the other Members by Supermajority Vote, no Member shall make any press release or public statement about the Company, the business of the Company, the transactions or operations contemplated hereby, unless legal counsel for such Member determines that such statement is required by law. At any time subsequent to the filing of the FERC Application, no Member may make a press release or public statement disclosing Confidential Information without first obtaining the agreement of the Company unless legal counsel for such Member determines that such statement is required by applicable law, in which event, such Member may issue a statement to the extent legally required; provided, however, prior to the In-Service Date, the disclosing Member shall give the other Members the opportunity to review a copy of such statement and consult with such Member prior to the release thereof.

15.14 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

15.15 Repurchase Rights under Section 4.1.2 (xiii).

If Columbia Hardy should purchase the Membership Interest of Piedmont Hardy pursuant to the provisions of Section 4.1.2 (xiii) and at any time within twelve (12) months of any such purchase, Columbia Hardy should make a decision to construct the Facilities, it will take the following action: notify Piedmont Hardy in writing of its intent to construct the Facilities. Such notice shall provide the terms and conditions upon which Columbia Hardy proposes to construct the Facilities, including, without limitations, (a) a Phase II Capital Budget, (b) a Phase III Capital Budget, (c) a reasonably detailed construction schedule, (d) a schedule showing all significant regulatory filings and estimated decision dates, and (e) a list of persons who have executed a precedent agreement or service agreement or otherwise indicated their intent to purchase services from the Facilities. Within sixty (60) days after receipt of such notice, Piedmont Hardy shall have the right to repurchase from Columbia Hardy the Membership Interest previously sold to Columbia Hardy. Such repurchase shall be on the same terms and conditions as were applicable to the purchase of Piedmont Hardy’s Membership Interest by Columbia Hardy, except that the purchase price will be 90% of the Capital Account of the Membership Interest being purchased as of the date of the closing on that purchase by Piedmont Hardy. Upon the completion of such repurchase, the repurchased Membership Interest shall entitle Piedmont Hardy to the same Sharing Ratio as existed before the purchase by Columbia Hardy of Piedmont Hardy’s Membership Interest.

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

MEMBERS:

Columbia Hardy Corporation

By: /s/Glen L. Kettering

Name: Glen L. Kettering Title: President

Address: 12801 Fair Lakes Parkway

Fairfax, VA 22033

Piedmont Hardy Storage Company, LLC

By: /s/Kevin M. O’Hara

Name: Kevin M. O’Hara Title: Vice President

Address: Piedmont Natural Gas Company

P.O. Box 33068

Charlotte, NC 28233